UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

BEIGENE, LTD.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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This document shall also serve as a supplemental circular to holders of the ordinary shares of BeiGene, Ltd. for purposes of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "HK Listing Rules")

BEIGENE, LTD.
(NASDAQ Trading Symbol: BGNE; HKEx Stock Code: 06160)

SUPPLEMENT TO THE PROXY STATEMENT FOR THE
2019 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
BEIGENE, LTD.
TO BE HELD ON DECEMBER 27, 2019

        This proxy statement supplement (this "Supplement"), dated December 6, 2019, supplements the definitive proxy statement on Schedule 14A (the "Proxy Statement") of BeiGene, Ltd. (the "Company"), dated November 29, 2019, and mailed to shareholders on or about December 3, 2019 in connection with the 2019 Extraordinary General Meeting of Shareholders to be held on December 27, 2019. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

        Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited (the "HKEx") take no responsibility for the contents of this Supplement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Supplement.

        This Supplement is for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for the securities of the Company.

        If you are in any doubt as to any aspect of this Supplement or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS
SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

        The Company is making the following supplemental disclosure to the Proxy Statement. This disclosure should be read in connection with the Proxy Statement, which should be read in its entirety. Without admitting in any way that the disclosure below is material or otherwise required by law, the Company makes the following supplemental disclosure:

        As described on page 6 of the Proxy Statement, the Company and Amgen Inc. ("Amgen") entered in to a share purchase agreement (the "Share Purchase Agreement") on October 31, 2019 pursuant to which Amgen conditionally agreed to subscribe for, and the Company conditionally agreed to allot and issue to Amgen, 203,282,820 newly issued ordinary shares of the Company (the "Subscription Shares") at US$13.45 per ordinary share, which represented 20.5% of the issued share capital of the Company as enlarged by the allotment and issue of the Subscription Shares, assuming that there were no other changes in the issued share capital of the Company between the date of the Share Purchase Agreement and the allotment and issue of the Subscription Shares. Since the date of the Share Purchase Agreement, the number of outstanding ordinary shares of the Company has increased as a result of the exercise of share options and/or the vesting of restricted share units under the Company's equity incentive plans. The Company also anticipates that it may issue additional shares pursuant to its equity plans before the date of closing of the allotment and issue of the Subscription Shares. In order to allow Amgen to own 20.5% of the issued share capital of the Company following Amgen's subscription, as the parties had intended when signing the Share Purchase Agreement, on December 6, 2019, the

Company and Amgen entered into an amendment (the "Amendment") to the Share Purchase Agreement to allow Amgen to subscribe for, and the Company to allot and issue to Amgen, additional ordinary shares ("Additional Subscription Shares") in an amount necessary to allow Amgen to hold 20.5% of the Company's outstanding share capital as of a date four business days prior to the closing of the allotment and issue of the Subscription Shares. The Additional Subscription Shares shall not exceed five million (5,000,000) additional ordinary shares and will be issued pursuant to the same terms and conditions (including the same subscription price) as the Subscription Shares.

        The maximum aggregate nominal value of the Additional Subscription Shares is approximately US$500. The maximum amount of the gross proceeds from the allotment and issue of the Additional Subscription Shares will be approximately US$67.3 million (approximately HK$527.2 million), which will be used in the manner as set out in detail on page 8 of the Proxy Statement.

        The Additional Subscription Shares will, when allotted and issued, rank pari passu amongst themselves in all respects, and with all other ordinary shares in issue at the time of allotment and issue of the Additional Subscription Shares.

        Together, the Subscription Shares and the Additional Subscription Shares are intended to represent approximately 20.5% of the issued share capital of the Company as enlarged by the allotment and issue of the Subscription Shares and the Additional Subscription Shares.

        The directors are of the view that the Amendment, including the subscription price of the Additional Subscription Shares, is fair and reasonable and in the interests of the Company and the shareholders of the Company as whole.

        Save as disclosed above, no other amendments were made to the Share Purchase Agreement.

        Proposal 1 of the Proxy Statement is hereby amended by the foregoing description of the amendment to the Share Purchase Agreement. A vote for Proposal 1 on the form of proxy previously furnished by the Company will be considered a vote to approve the issuance of both the Subscription Shares and the Additional Subscription Shares.

HK Listing Rule Implications

        The Specific Mandate (as defined in the Proxy Statement), which will be proposed at the extraordinary general meeting of shareholders of the Company on December 27, 2019 (the "EGM"), is revised to include the Additional Subscription Shares to be allotted and issued in accordance with the Amendment.

        An application will be made by the Company to the HKEx for the listing of, and permission to deal in, the Subscription Shares and the Additional Subscription Shares on the HKEx.

        This Supplement, for which the directors of the Company collectively and individually accept full responsibility, includes particulars given in compliance with the HK Listing Rules for the purpose of giving information with regard to the Company. The directors, having made all reasonable enquiries, confirm that to the best of their knowledge and belief the information contained in this Supplement is accurate and complete in all material respects and not misleading or deceptive, and there are no other matters the omission of which would make any statement herein or this Supplement misleading.

EGM

        A notice convening the EGM to be held on December 27, 2019 (Friday) at the offices of Mourant Governance Services (Cayman) Limited, at 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands was set out in the Proxy Statement. A form of proxy for use at the EGM was enclosed with the Proxy Statement.

        To the best of the knowledge, information and belief of the directors having made all reasonable enquiries, as at the date of this Supplement, no shareholder of the Company has a material interest in the Amendment and will be required to abstain from voting on the resolution to approve the Specific Mandate.

        As of the date of this Supplement, the Company has received irrevocable undertakings from the holders of an aggregate of approximately 40% of the issued share capital of the Company to vote in favor of the resolutions, including the Specific Mandate to be put forth at the EGM.

Recommendation

        The Board of Directors of the Company is of the view that that the terms of the Amendment have been negotiated on an arm's length basis and are on normal commercial terms, fair and reasonable, and in the interests of the Company and the shareholders as a whole. Accordingly, the Board of Directors of the Company unanimously recommends that the shareholders of the Company vote FOR the approval of the Specific Mandate, among other resolutions as set forth in the Proxy Statement.

        None of the directors has any material interest in the Amendment nor is any of them required to abstain from voting on the relevant board resolutions.

        As at the date of this Supplement, the Board of Directors of the Company comprises Mr. John V. Oyler as Chairman and executive director, Dr. Xiaodong Wang as non-executive director, and Mr. Timothy Chen, Mr. Donald W. Glazer, Mr. Michael Goller, Mr. Ranjeev Krishana, Mr. Thomas Malley, Mr. Jing-Shyh (Sam) Su and Mr. Qingqing Yi as independent non-executive directors.

Voting Matters

        For shareholders that have already delivered a proxy in favor of Proposal 1 and do not wish to change their proxy instructions, no action is necessary. Shareholders that wish to change their votes on Proposal 1 may revoke a previously submitted proxy by:

  •
  executing and delivering to our Cayman Registrar or our HK Registrar, as applicable, a later dated proxy (using the form of proxy enclosed with the Proxy Statement) by mail or email or by hand pursuant to the instructions set forth in the Proxy Statement until 4:00 a.m. Cayman Islands Time / 5:00 p.m. Hong Kong Time on December 24, 2019; or

  •
  voting in person at the EGM.

By Order of the Board of Directors,

Scott A. Samuels
Senior Vice President, General Counsel

December 6, 2019